Filed pursuant to Rule 433. Registration Statement Nos. 333-162219,
333-162219-01, 333-162193 and 333-162193-01

Trading RBS Exchange Traded Notes
[GRAPHIC OMITTED]

RBS ETNs are traded on the NYSE Arca: 9:30am - 4:00pm ET

Firms with a Master Selected Dealer Agreement (MSDA) with RBS Securities Inc.
may purchase block orders directly through RBS Securities Inc.

Trendpilot[TM] Series ETNs

RBS US Large Cap         RBS US Mid Cap          RBS NASDAQ-100([R])
Trendpilot[TM] ETN       Trendpilot[TM] ETN      Trendpilot[TM] ETN
                                   SM
Ticker: TRND             Ticker: TRNM            Ticker: TNDQ
Intraday Indicative      Intraday Indicative     Intraday Indicative
Value Ticker: TRND.IV    Value Ticker: TRNM.IV   Value Ticker: TNDQ.IV
CUISP: 78009L308         CUISP: 78009L209        CUISP: 78009P143
ISIN: US78009L3087       ISIN: US78009L2097      ISIN: US78009P1434
Bloomberg Index Ticker:  Bloomberg Index Ticker: Bloomberg Index Ticker:
TPLCUT                   TPMCUT                  TPNDQUT
                                                 Sector ETNs
RBS Gold                 RBS Oil                 RBS Global Big
Trendpilot[TM] ETN       Trendpilot[TM] ETN      Pharma ETN
                         TWTI
          SM                       SM
Ticker: TBAR             Ticker: TWTI            Ticker: DRGS
Intraday Indicative      Intraday Indicative     Intraday Indicative
Value Ticker: TBAR.IV    Value Ticker: TWTI.IV   Value Ticker: DRGS.IV
CUISP: 78009L407         CUISP: 78009P127        CUISP: 78009P135
ISIN: US78009L4077       ISIN: US78009P1277      ISIN: US78009P1350
Bloomberg Index Ticker:  Bloomberg Index Ticker: Bloomberg Index Ticker:
TPGLDUT                  TPOILUT                 DGETR

To find out more Contact your trading desk or Pacer Financial at 855-727-3877 for any trading questions.

FOR REGISTERED BROkER/DEALERS AND REGISTERED INVESTMENT ADVISERS ONLy. NOT fOR

DISTRIBUTION TO INDIVIDUAL INVESTORS.

CERTAIN RISK CONSIDERATIONS: The RBS ETNs involve risks not associated with an investment in conventional debt securities, including a possible loss of some or all of your investment. The level of the relevant Index must increase by an amount sufficient to offset the aggregate investor fee applicable to the RBS
ETNs in order for you to receive at least the principal amount of your investment back at maturity or upon early repurchase or redemption. The relevant
Index may underperform its Benchmark Index, and is expected to perform poorly in volatile markets. Liquidity of the market for RBS ETNs may vary over time. The
RBS ETNs are not principal protected and do not pay interest. Any payment on RBS
ETNs is subject to the ability of The Royal Bank of Scotland N.V. or The Royal
Bank of Scotland plc, as the issuer, and RBS Holdings N.V. or The Royal Bank of
Scotland Group plc, as the guarantor, to pay their respective obligations when they come due. You should carefully consider whether the RBS ETNs are suited to your particular circumstances before you decide to purchase them. We urge you to consult with your investment, legal, accounting, tax and other advisors with respect to any investment in the RBS ETNs.

The RBS ETNs are not suitable for all investors. You should carefully read the relevant pricing supplement and prospectus, including the more detailed explanation of the risks involved in any investment in the RBS ETNs as described in the "Risk Factors" section of the pricing supplement, before investing.

IMPORTANT INFORMATION: The Royal Bank of Scotland plc (RBS plc), The Royal Bank
of Scotland Group plc, The Royal Bank of Scotland N.V. (RBS N.V.) and RBS
Holdings N.V. (collectively, the RBS Entities) have filed a registration statement (including a prospectus) with the Securities and Exchange Commission
(SEC) for the offering of RBS ETNs to which this communication may relate.
Before you invest in any RBS ETNs, you should read the relevant prospectus in such registration statement and other documents that have been filed with the
SEC for more complete information about the relevant RBS Entities and offerings.
You may get these documents for free by visiting EDGAR on the SEC website at
www.sec.gov . Alternatively, RBS N.V., RBS plc, RBS Securities Inc. or any
dealer participating in the relevant offering will arrange to send you the relevant prospectus and pricing supplements if you request by calling
1-855-RBS-ETPS (toll-free).

NASDAQ([R]), OMX([R]), NASDAQ OMX([R]), NASDAQ-100([R]), NASDAQ-100 Index([R])
and NASDAQ-100([R]) Total Return Index(SM) are registered trademarks and service marks of The NASDAQ OMX Group, Inc. and are licensed for use by RBS plc.

The Index is the property of RBS plc. RBS plc has contracted with The NASDAQ OMX
Group, Inc. (which with its af[]liates and subsidiaries is referred to as the
"Corporations") to calculate and maintain the Index, either directly or through a third party. Currently, the Index is calculated and maintained by Standard and
Poor's ("S and P") on behalf of The NASDAQ OMX Group, Inc. S and P and the
Corporations shall have no liability for any errors or omissions in calculating the Index. The RBS ETNs, which are based on the Index, have not been passed on by the Corporations or S and P as to their legality or suitability and are not sponsored, endorsed, sold or promoted by the Corporations or S and P. THE
CORPORATIONS AND S and P MAKE NO WARRANTIES AND BEAR NO LIABILITY WITH RESPECT
TO THE RBS ETNS.

Image used with permission of NYSE Group, Inc [C] 2011 NYSE Group, Inc.